Exhibit 99.2

Contacts:
Investors:	Media:
Risa Fisher rfisher@webmd.net 212-624-3817	Kate Hahn khahn@webmd.net 212-624-3760
WebMD Completes Redemption of 1.75% Convertible Subordinated Notes
New York, NY (June 22, 2010) — WebMD Health Corp. (Nasdaq: WBMD) has completed the optional redemption of its 1.75% Convertible Subordinated Notes due June 15, 2023. When the redemption was announced last month, approximately $188 million in aggregate principal amount of the 1.75% Notes were outstanding. In lieu of cash redemption, holders of substantially all of those 1.75% Notes converted their holdings into approximately 5.4 million shares of WebMD common stock. The remaining $36 thousand principal amount of the 1.75% Notes were redeemed for 100% of the principal amount plus accrued interest. As a result, WebMD no longer has any of the 1.75% Notes outstanding.
As of June 21, 2010, WebMD had approximately 58.1 million shares of common stock outstanding, including the shares issued upon conversion of the 1.75% Notes and excluding approximately 1.0 million shares of unvested restricted stock.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. Approximately 80 million unique visitors access the WebMD Health Network each month.
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList, theHeart.org and drugs.com.
All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties, including those described in our SEC filings.